Exhibit 10.1

FORM OF FREESTANDING STOCK APPRECIATION RIGHT AGREEMENT

Date:

Company: Ormat Technologies, Inc.	Date(s) First Exercisable:
Date of Grant:	Number:
No. of Shares:	Number:
Grant Price per Share:	Number: Number

Type: Capital Gain Award	Last Exercise date:

PERSONAL AND CONFIDENTIAL

Mr. Isaac Angel,

Dear Isaac:

We are pleased to inform you that, as an eligible employee of Ormat Technologies, Inc. (herein called the “Company”) or one of its subsidiaries, you have been granted a stock appreciation right (herein called a “right”) under the Company’s 2018 Incentive Compensation Plan (as amended and restated) and the Freestanding Stock Appreciation Right Terms and Conditions (herein called the “Plan” and the “Terms and Conditions”).

By your signature, you agree that the right is granted under and governed by the Plan and the Terms and Conditions, and acknowledge receipt of these documents, as well as the Prospectus for the Plan.

As set forth in Section 1 of the Terms and Conditions, a signed copy of this agreement must be received by the Corporate Secretary of the Company, c/o Ormat Systems Ltd., Industrial Area, P.O. Box 68, Yavne 8100 Israel before 5:00 P.M. Eastern time on the 3rd business day after the date of grant noted above. If the 3rd business day is a holiday in the United States or in Israel, such signed copy of this agreement will be considered timely received if it is received by 5:00 P.M. Eastern Time on the following business day in the United States and Israel after such holiday. Failure to return a signed copy of this agreement will deem the grant of the rights null and void.

ORMAT TECHNOLOGIES, INC.
6225 Neil Road, Reno, NV 89511-1136, USA • +1-775-356-9029 • ormat@ormat.com	ormat.com

This agreement and the documents that accompany to it constitute the entire agreement between you and the Company with respect to the rights granted hereunder and supersede in their entirety all prior undertakings and agreements of the Company and yourself, both written and oral, with respect to the rights granted hereunder (including the shares underlying it).

Furthermore, by your signature you hereby approve and agree to all the aforesaid in this agreement and the trust agreement signed with the Trustee (as defined in Annex A) and you declare that you are familiar with the provisions of Section 102 and the Capital Gains route. You hereby undertake not to sell or transfer the Shares underlying the rights prior to the lapse of the restrictions period, unless you pay all taxes, which may arise in connection with such sale and/or transfer.

Very truly yours,

ORMAT TECHNOLOGIES, INC.
______________________________________	____________________________________
Date:	Signature of Awardee

Page 2/11

FREESTANDING STOCK APPRECIATION RIGHT
TERMS AND CONDITIONS

As a participant in the Ormat Technologies, Inc. 2018 Incentive Compensation Plan (as amended and restated, the “Plan”), you have been granted a stock appreciation right (herein called a “right”) under the Plan. The right gives you the opportunity to receive at the time of exercise of the right shares of Common Stock of the Company equal to the amount by which the market value of all shares in respect of which the right is exercised exceeds the grant price set forth in the Freestanding Stock Appreciation Right Agreement (herein called the letter agreement) multiplied by the number of shares in respect of which the right is exercised, subject to your acceptance of the right as provided in Section 1 below and the other terms and conditions described below.

The date of the grant of the right (herein called the date of grant) and the date the right expires are set forth in the letter agreement.

Note that all capitalized terms in the letter agreement and these Terms and Conditions are defined in the Plan, except as indicated in such agreement and herein. All terms of the Plan are hereby incorporated into these Terms and Conditions.

1.

Acceptance of Right: The right cannot be exercised unless you sign your name in the space provided on the enclosed copies of the letter agreement and cause one signed copy to be received by the Corporate Secretary of the Company, c/o Ormat Systems Ltd., Industrial Area, P.O. Box 68, Yavne 8100 Israel (or to such other person and place as the Company may specify in writing), before 5:00 P.M. Eastern Time on the 3rd day after the date of grant. If the 3rd day is a holiday in the United States or in Israel, such signed copy of the letter agreement will be considered timely received if it is received by 5:00 P.M. Eastern Time on the following business day in the United States and Israel after such holiday. If the Corporate Secretary does not receive your properly executed copy of the letter agreement before such time, then, anything in the letter agreement and these Terms and Conditions to the contrary notwithstanding, the right will terminate immediately. (Your signing and delivering a copy of the letter agreement will evidence your acceptance of the right upon these Terms and Conditions.)

2.	Exercise:

(a)	Subject to the provisions of this Section 2 and of Section 5, 6 and 7, the SARs shall become vested in accordance with the following vesting schedule:

(i)      22% of the SARs shall vest on the first anniversary of the "vesting commencement date" (i.e. November 7, 2017);

(ii)     22% of the SARs shall vest on the Second anniversary of the vesting commencement date;

(iii)     28% of the SARs shall vest on the Third anniversary of the vesting commencement date; and

(iv)     the remaining 28% of the SARs shall vest on the fourth anniversary of the vesting commencement date.

(b)	Except as otherwise provided in Section 4, the right shall lapse on the sixth anniversary of the date of grant. No fractional shares shall be delivered and fractional shares shall be disregarded.

(c)

The SARs shall not become vested unless you shall have remained continuously in the employ or service of the Company or of one or more of its Subsidiaries on the applicable Vesting Date, except as provided in Section 5, 6 and 7. Any SARs that are not vested will terminate on the date of your Separation from Service.

3.

Transferability of Right: The right shall not be transferable by you otherwise than (i) by will or (ii) by the laws of descent and distribution. Any transferred right shall continue to be subject to these Terms and Conditions.

4.

Death or Retirement: Section 2 to the contrary notwithstanding, if you incur a Separation from Service because you die or because of Retirement, the right will only be exercisable to the extent it was exercisable under Section 2(a) on the date of your death or on the date of your Retirement. Notwithstanding Section 2, in the event of your Separation from Service because you die or because of Retirement, your personal representative or you, respectively, may exercise the exercisable portion of the right hereby granted for 1 year following the Separation from Service (but not later than 6 years from the date of grant). Retirement means a separation from service upon attainment of age 65 or, in those countries in which the law determines retirement age, such applicable age.

5.	Other Separation from Employment:

(a)

If you incur a Separation from Service for any reason other than death or Retirement, or as provided in Section 16 (o) of the Plan, the exercisable portion of the right hereby granted will be exercisable for thirty days following your Separation from Service; provided that in no event will the right be exercisable after the expiration of 6 years from the date of grant.

(b)

For the purposes of the letter agreement, your employment by a Subsidiary of the Company shall be considered terminated on the date that the company by which you are employed is no longer a Subsidiary of the Company.

6.

Listing Requirements: The Company shall not be obligated to deliver any certificates representing shares until all applicable requirements imposed by federal and state securities laws and by any stock exchanges upon which the shares may be listed have been fully met.

7.

Transfer of Employment: Leave of Absence: A transfer of your employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, shall not be deemed a Separation from Service. If you are granted an authorized leave of absence, you shall be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

8.	Adjustments in Right:

(a)

The existence of the letter agreement and the right shall not affect or restrict in any way the right or power of the Board of Directors or the stockholders of the Company to make or authorize any reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the shares or the rights thereof, the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business.

(b)

In the event of any change in or affecting the outstanding shares by reason of a stock dividend or split, merger or consolidation (whether or not the Company is the surviving corporation), recapitalization, spin-off, reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend in cash, securities or other property, the Board of Directors shall make such amendments to the Plan, the letter agreement, these Terms and Conditions and the right and make such adjustments and take actions thereunder as it deems appropriate, in its sole discretion, under the circumstances. Such amendments, adjustments and actions may include, but are not limited to, (i) changes in the number and kind of shares set forth in the letter agreement, (ii) changes in the grant price per share, and (iii) accelerating the vesting of the right. The determination by the Board as to the terms of any of the foregoing adjustments shall be conclusive and binding.

9.

Stockholder Rights: Neither you nor any other person shall have any rights of a stockholder as to shares until, after proper exercise of the right, such shares shall have been recorded by the Company’s registrar, American Stock Transfer and Trust Company (herein called “AST”), as having been issued or transferred, as the case may be.

10.

Notice of Exercise: Subject to these Terms and Conditions, the right may be exercised by a completed notice of exercise that: (i) is delivered to the Company's incentive compensation agent, ESOP Excellence Ltd., Aviv Tower, 7 Jabotinsky St., Ramat Gan, 52520 Israel (or to such other person and place as the Company may specify in writing); and (ii) states the number of shares of Common Stock as to which the right is being exercised. The notice of exercise may be delivered by facsimile transmission or electronic mail or may be submitted online via the ESOP Excellence website. Any notice of exercise delivered as required by this Section 10 will be effective only in accordance with the provisions of and to the extent set forth in the notice of exercise. If a properly executed notice of exercise is not received by ESOP Excellence (or other person designated by the Company) by 5:00 P.M. Eastern Time on the applicable expiration date specified in the letter agreement, the notice will be deemed null and void and of no effect. If notice of exercise of the right is given by a person other than you, the Company may require as a condition to exercising the right that appropriate proof of the right of such person to exercise the right be submitted to the Company. Certificates for any shares of Common Stock issued upon exercise will be issued and delivered as soon as practicable.

11.	Delivery of Shares:

(a)	Certificates for any shares issuable upon exercise will be issued and delivered as soon as practicable, subject to Section 6.

(b)

If a Registration Statement on Form S-8 is in effect with respect to the right, you can arrange with your stockbroker to have the broker exercise your right on your behalf and have the shares withdrawn from AST electronically by DWAC for deposit in your brokerage account.

12.	Tax Matters:

(a)	Before exercising the right, you should consult your tax advisor about tax consequences.

(b)

Tax Withholding for U.S. Employees: If and to the extent Federal income tax withholding (and state and local income tax withholding, if applicable) may be required by the Company in respect of taxes on income you realize upon or after exercise of any portion of the right, or upon disposition of the shares of Common Stock acquired by the right, the Company may withhold such required amounts from your future paychecks or may require that you deliver to the Company the amounts to be withheld. You may also pay the minimum required Federal income tax withholding (and state and local income tax withholding, if applicable) by electing either to have the Company withhold a portion of the shares of Common Stock otherwise issuable upon exercise of the right, or to deliver other shares of Common Stock you own, in either case having a fair market value (on the date that the withholding amount is to be determined) of the minimum amount required to be withheld, provided that the election will be irrevocable and will be subject to such rules as the Committee may adopt. You may also arrange to have any tax (or taxes) paid directly to the Company on your behalf from the proceeds of the sale of Common Stock to the extent provided in the notice of exercise referred to in Section 10.

(c)

Tax Withholding For Israeli Employees - The provisions specified in Annex A attached hereto shall apply only to Eligible Individuals who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax, from the date of the grant and until the last Exercise date.

13.

Employment: Nothing contained herein shall confer any right to continue in the employ or other service of the Company or a Subsidiary or limit in any way the right of the Company or a Subsidiary to change your compensation or other benefits or to terminate your employment or other service with or without cause.

14.

Short-Swing Trading: An executive officer of the Company or one of its Subsidiaries who exercises a right or whose right is cashed out must report the disposition of the right on a Form 4 Statement of Changes in Beneficial Ownership filed within two trading days with the IDEA database of the Securities and Exchange Commission. (The Corporate Secretary of the Company will provide a form of the Form 4 on request but the filing is the personal responsibility of the option holder). Further, executive officers should review the Company’s Policy Statement on Insider Trading before making arrangements for the sale of shares to be issued upon exercise of the right.

15.	Time of Essence: Time is of the essence with respect to delivering notices and stock certificates hereunder. There is no grace period.

16.	Successors: These Terms and Conditions are binding on your heirs and personal representatives and on the successors of the Company.

17.	Counterparts: The letter agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original.

18.	Clawbacks: The SARs are subject to recoupment in accordance with Section 15(i) of the Plan and any other recoupment or clawback policy adopted by the Company, or as agreed with you.

19.

Change of Control: Section 2 to the contrary notwithstanding, upon a Change of Control (as defined in your Employment Agreement, as amended), you will become fully vested in any unvested SARs awarded under the letter of grant to which these Terms and Conditions are attached.

ORMAT TECHNOLGIES INC.

(the "Company")

2018- INCENTIVE COMPENSATION PLAN

ANNEX A - TAX WITHOLDING FOR ISRAELI EMPLOYEES

Tax Withholding For Israeli Employees - The provisions specified hereunder shall apply only to Eligible Individuals who are residents of the state of Israel or those who are deemed to be residents of the state of Israel for the payment of tax (such persons, “Israeli Participants”), from the date of the grant and until the last Exercise date. All defined terms shall have the meaning ascribed to them in the Plan, unless the context requires otherwise.

(i)       For the purposes of this Annex A, the following terms shall have the following meanings:

●	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

●

“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and/or additional rights issued with respect thereto, including, but not limited to, bonus shares, and held in trust by a Trustee for the benefit of the Employee.

●	"Award" shall have the meaning ascribed to it in the Plan; provided, however, that for the purposes of Sections 102 or 3(i) of the Ordinance, Awards shall not be settled in cash.

●

"Award Agreement" shall have the meaning ascribed to it in the Plan; provided, however, that for the purposes of Section 102 of the Ordinance, an electronic acceptance may be used only pursuant to a tax ruling to be obtained, if so required by applicable law.

●

“Capital Gain Award" (or "CGA)” means an Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(3) of the Ordinance.

●	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

●

“Employee” means a person who is employed by the Company or an Affiliate, including an individual who is serving as a director or an office holder, but excluding any Controlling Shareholder, all as determined in Section 102 of the Ordinance.

●	“ITA” means the Israeli Tax Authority.

●

“Ordinary Income Award"("OIA") means an Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) of the Ordinance.

●	“Ordinance” means the Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

●	“Rules” means the Israeli Income Tax Rules (Tax Relief in Issuance of Shares to Employees) 2003.

●	“Section 102” means Section 102 of the Ordinance and any regulations, Rules, orders or procedures promulgated thereunder as now in effect or as hereafter amended.

●	“Trustee” means any individual or trust company appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance.

●	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

(ii)     Any tax liability, of any kind due to the Plan, or resulting from it (including, without derogating from the aforementioned, income tax, capital gains tax, social security, surtax and health tax), and any other obligatory payment applicable as a result of the grant of the right, its exercise and Employee's receipt of Common Stock as a result of such exercise or the sale of underlying Common Stock (the "Common Stocks”), will be fully borne by the Employee.

(iii)     The Company recommends that Employee consults with professional advisors and consider the tax implications, including the result of the application of Section 102, of the grant of the right, of its exercise and of the receipt of any Shares.

(iv)     Despite of anything to the contrary in the Plan, with respect to any Approved 102 Award, subject to the provisions of Section 102, an Employee shall not sell, release, assign, transfer or give as collateral or any right with respect to them given to any third party whatsoever (collectively “Transfer”) from trust any Share received upon the exercise of an Approved 102 and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Minimal Restriction Period (as defined below) required under Section 102. Notwithstanding the above, if any such sale or other Transfer occurs during the Minimal Restriction Period, the sanctions under Section 102 shall apply to and shall be borne solely by such Employee.

(v)     In accordance with the provisions of Section 102, the Trustee will hold the right in trust for the benefit of the Employee until the right is exercised, if at all (or until the termination of the exercise period, to the extent the right remains unexercised, as applicable). Consequently, the Trustee will hold the right and/or the shares of Common Stock (including any stock dividend or shares of Common Stock derived from issuance of rights exercised during the right’s exercise period) in trust for the benefit of the Employee for the period set forth in Section 102 and the Rules. Such period is on the date of adoption of this Plan at least (i) in the case of a CGA, 24 months from the date on which the right is granted and deposited with the Trustee; or (ii) in the case of an OIA-, 12 months from the date on which the Right is granted and deposited with the Trustee (the “Minimal Restriction Period”), and will not transfer the right and the shares of Common Stock to the Employee prior to the full payment of the applicable taxes. Transfer of the shares of Common Stock from the Trustee to the Employee or their sale by the Trustee prior to the lapse of the Minimal Restriction Period, might involve tax implications (which the Employee should consider prior to taking any such action).

(vi)     The Company was engaged with the Trustee with respect to the Awards, rights and Common Stocks (the “Trust Agreement”) and the provisions of the Trust Agreement will apply and obligate any Employee who receives rights under the Plan. The main provisions of the Trust Agreement are: (i) the Company will not grant Awards and rights to its Employees but will grant them to the Trustee who will hold them for at least the Minimal Restriction Period; (ii) during the Minimal Restriction Period, the Awards, rights and Common Stocks will not be transferable; and (iii) after termination of the Minimal Restriction Period, the Employee will be entitled to demand that the Trustee transfer the Common Stocks to the Employee’s name, provided either: (A) the tax applicable to the Employee under Section 102 has been paid and the Trustee holds a confirmation for the payment issued by the ITA; or (B) the Trustee has transferred to the ITA the appropriate percentage amount (determined in accordance with the applicable tax rate) of the consideration received by it for the sale of the Common Stocks, on account of the applicable tax. The Plan and the Trust Agreement will apply to any stock dividends and/or rights granted to the Employee, mutatis mutandis.

(vii)     The Company has undertaken not to grant and Awards and rights to Employees under Section 102, unless it received a confirmation from the Employee that the Employee undertakes vis-a-vis the ITA not to exercise the Awards and rights prior to the termination of the Minimal Restriction Period (unless he or she pays all applicable tax).

(viii)    The transfer of the Common Stocks from the Trustee to the Employee or their sale by the Trustee for the benefit of the Employee, all in accordance with the Employee’s order, is possible and may be done in accordance and under the rules, conditions and arrangements to be agreed between the Company and the Trustee and in accordance and subject to applicable law and arrangements (if existing) with the tax authorities.

(ix)     The provisions of Section 102 will apply to the Awards and rights to be granted to the Employees, (i.e., grant to and deposit with the Trustee for the benefit of the Employee), in the capital gain tax route. Any tax liability to the Employee will occur upon the earlier of the time the Common Stocks will be transferred from the Trustee to the Employee or sold by the Trustee, without any tax event occurring on the date of grant of the Award.

(x)     In accordance with Section 12(c)(ix) above, and since the Company has chosen the capital gains tax route, as specified in Section 102, any income resulting from the realization of the benefit by the Employee will be deemed as a capital gain and will be taxed on the date of the tax event at the applicable tax rate of 25%, excluding the portion of the income equaling the difference between the exercise price of the Award, if applicable, and the average price of the Common Stock during the 30 trading days prior to the date of grant, which will be deemed as working income and will be subject to income tax, according to the rate applicable to the Employee, and social security tax and health tax – all provided that all of the provisions of the capital gains tax route are met.

(xi)     With regards to Approved 102 Awards, the provisions of the Plan shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit and/or any pre-rulings obtained by the ITA, and the said provisions, permit and/or pre-rulings shall be deemed an integral part of the Plan. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Plan, shall be considered binding upon the Company and the Employees.

(xii)     Any tax consequences arising from the grant or exercise of any Award, from the grant of right and/or the underlying Common Stocks, from the payment for stocks covered thereby or from any other event or act (of the Company, and the Trustee or the Employee), hereunder, shall be borne solely by the Employee. The Company and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Employee shall agree to indemnify the Company and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Employee.

(xiii)    The Company and/or, when applicable, the Trustee shall not be required to release any stock certificate to an Employee until all required payments (including any tax liability) have been fully made.

(xiv)     With respect to an Unapproved 102 Award, if the Employee ceases to be employed by the Company, the Employee shall extend to the Company a security or guarantee for the payment of tax due at the time of sale of Common Stocks, all in accordance with the provisions of Section 102.